                                                                  Exhibit 10.17

                               PROGRAM AGREEMENT
                               -----------------


     THIS PROGRAM AGREEMENT by and between First Data Merchant Services Corporation, a Florida corporation ("FDMS"), and coolsavings.com inc., a Michigan corporation ("CSI"), is made this 17th day of February, 2000 (the "Effective Date").

                                R E C I T A L S:

     WHEREAS, FDMS has entered into certain processing services agreements with its Channels, as defined below, pursuant to which such Channels acquire merchant credit card transactions through merchant processing agreements between the respective Channel and merchants;

     WHEREAS, CSI operates a savings destination site on the Internet at www.coolsavings.com (the "CSI Web Site") wherein consumers who are enrolled with CSI ("CSI Members") may obtain many varied savings, including but not limited to, coupons and other discounts (the "CSI Member Programs");

     WHEREAS, FDMS has informed CSI that it has developed and owns a proprietary system (the "FDMS System") through which FDMS provides Fulfillment Services;

     WHEREAS, CSI and FDMS desire to cooperate to develop and launch various Joint Programs as defined in Section 1 herein;

     WHEREAS, the parties have already developed one Joint Program that will initially only be offered to FDMS Merchants in the restaurant industry (the "CoolDining Program"); and

     WHEREAS, the parties desire to document the terms under which the parties will provide the CoolDining Program and other Joint Programs, all as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings when capitalized in this Agreement:

     a. "Affiliate" shall mean: (i) any entity which, directly or indirectly, owns or controls, is owned or is controlled by or is under common ownership or control with FDMS; and (ii) Alliances.

     b. "Alliance" shall mean any venture (in any form, including in corporate, partnership or limited liability company form) or contractual alliance now or hereafter entered into between FDMS (or any of its Affiliates) and one or more third parties for the provision of Payment Processing Services pursuant to an arrangement whereby FDMS or its Affiliate shares the economic benefit of ownership of merchant contracts through profit sharing, revenue sharing, a royalty interest, or otherwise.

     c.   "Auditor" shall mean any of the "Big Five" public accounting firms.

     d. "Channel" shall mean: (i) an Alliance; (ii) a FDMS Bank; and (iii) such other third parties as FDMS and CSI may agree to in writing.

     e. "Channel Participation Agreement" shall mean an agreement between FDMS and a Channel pursuant to which such Channel agrees to market and sell a Joint Program or Programs to FDMS Merchants pursuant to a Merchant Participation Agreement. The parties acknowledge and agree that a Channel Participation Agreement may be in the form of an addendum to the extent FDMS or its Affiliate already has a master services or alliance agreement with such Channel.

     f. "CSI Member Information" shall mean: (i) Program Member Registration Data and Program Member Offer Selection Data as described in Exhibit 6(h); and (ii) CSI Member profile data obtained from "cookies"; provided by CSI to FDMS, a Channel, or their agents, but specifically excluding any information that FDMS can prove was obtained independently from CSI.

     g. "CSI Web Site Interface" shall mean the software and related systems that allow the CSI Web Site and related CSI systems and servers to interface with FDMS or its agents to enable the transmission of Transmitted Data.

     h. "Exclusivity Exception" shall mean the following exception to the specific exclusivity rights of FDMS set forth in this Agreement to provide Fulfillment Services for Joint Programs (including the CoolDining Program): the right of CSI to enter into an agreement with American Express, Discover, a private label card for which FDMS provides less than 50% of all settlement services, and/or Alliance Data Systems, Inc. pursuant to which such party will provide Fulfillment Services for a Joint Program or for another program that provides for the issuance of a discount directly to a CSI Member's American Express, Discover, or private label card, upon such CSI Member "clicking" or otherwise enabling a coupon or other similar offer and redeeming such coupon or offer at a merchant's web site, business premises, or through a catalogue, provided that CSI may only enter into an arrangement with Discover so long as FDMS provides less than 50% of all settlement services for Discover.

     i. "FDMS Bank" shall mean a bank with whom FDMS and/or an Affiliate have entered into an agreement to provide certain Payment Processing Services.

     j. "FDMS Merchant" shall mean a merchant that has entered into an agreement with FDMS and/or a Channel under which FDMS or such Channel provides the Payment Processing Services or other services to such merchant.

     k. "Fulfillment Services" shall mean the provision of all of the following services: (i) the matching of a Merchant Offer against the redemption of that Merchant Offer by a CSI Member; (ii) the performance of all processing services necessary to prepare the appropriate credit arising out of such redemption for submission to the entity responsible for the posting said credit to the CSI Member's card account (e.g. the Visa or MasterCard Association), for posting to the CSI Member's card account; (iii) the submission of the appropriate credit arising out of such redemption to the entity responsible for the posting said credit to the CSI Member's card account ; and (iv) the performance of reasonable services to resolve problems with the entity responsible for posting the appropriate credit to the CSI Member's card account to effectuate the posting of the appropriate credit to the CSI Member's card account.

     l. "Joint Programs" shall mean: (i) CoolDining Program; and (ii) other CSI Member Programs that satisfy all of the following requirements:
          (1) the program requires Fulfillment Services; (2) FDMS agrees to provide the Fulfillment Services; (3) CSI agrees to provide access to such program to CSI Members; and (4) the terms and conditions of the program (including but not limited to, revenue and expense splits) have been agreed upon by the parties in a written addendum to this Agreement.

     m. "Marks" shall mean the logos, trademarks, trade names, domain names and/or service marks owned or licensed by a party and used in carrying out the services and obligations contemplated under this Agreement.

     n. "Merchant Offer" shall mean the Joint Program offer that a merchant makes to CSI Members through the CSI Web Site or a Joint Program web site from time to time.

     o. "Merchant Participation Agreement" shall mean an agreement between FDMS, an Affiliate, or CSI, as applicable, and an FDMS Merchant pursuant to which such FDMS Merchant agrees to participate in a Joint Program.

     p. "Payment Processing Services" shall mean the services FDMS and/or its Affiliates provide to FDMS Merchants, including but not limited to authorization, data capture, processing, settlement and reconciliation of credit and debit card transactions.

     q. "Program Terms" shall mean those certain on-line terms and conditions located on the CSI Web Site that a CSI Member must access and agree to prior to participating in a Joint Program. CSI shall be a party to all Program Terms.

     r. "Termination Date" shall mean (a) the date on which this Agreement expires by its terms; or (b) the date on which a party gives written notice to the other of termination under this Agreement.

     s. "Transaction Data" shall mean the data that: (i) FDMS or a Channel captures in the ordinary course of business as a result of providing the Payment Processing Services when a consumer pays by credit card, (by way of example but not limitation, the credit card number, amount of purchase, date of purchase, and other information related to a specific transaction); and (ii) FDMS or a Channel provides to CSI as Transmitted Data, but specifically excluding any information which CSI can prove was obtained independently from FDMS or its Affiliates.

     t. "Transmitted Data" shall mean, as to each party, the data fields that such party maintains, captures and transmits to the other in order to effect the CoolDining Program, as set forth in Exhibit 6(h).

     u. "Yclip" shall mean Yclip, Inc., a party with whom FDMS has entered into a separate agreement under which Yclip and FDMS have (i) established interfaces between Yclip and FDMS that allow for the transmission of Transmitted Data between the parties for purposes of allowing FDMS to provide the Fulfillment Services; and (ii) authorize Yclip, on behalf of FDMS, to establish interfaces between Yclip and third parties that allow Yclip to facilitate the transmission of Transmitted Data between FDMS and such third parties.

2. Term. The term of this Agreement shall be three (3) years commencing on the Effective Date, unless earlier terminated as provided herein.

3. Joint Programs. The parties will use commercially reasonable efforts to implement and launch Joint Programs. In addition to the CoolDining Program (which the parties shall launch and operate as described in Section 6), the parties currently contemplate the following programs will become Joint Programs under this Agreement, as follows:

     a. Other Targeted Programs. The parties will use good faith, diligent efforts to roll out other Targeted Programs for non-restaurant merchants, in accordance with the terms of the executed Addendum covering each such program, within one year of the Effective Date so long as the CoolDining Program is reasonably successful at such time. For purposes of clarification only, a Targeted Program is a Joint Program requiring payment of a membership fee by CSI Members for Merchant Offers in a specific industry. The CoolDining Program is a Targeted Program.

     b. CSI Web Site Program. The parties will use good faith, diligent efforts to roll out a program, in accordance with the terms of the executed Addendum covering such program, under which FDMS will provide Fulfillment Services for Merchant Offers presented at the CSI Web Site (the "CSI Web Site Program"), no later than September 30, 2000.

     c. Other Programs. The parties will use good faith, diligent efforts to roll out other programs requiring Fulfillment Services, in accordance with the terms of the executed Addendum covering each such program, within the time frame set forth in said Addendum.

     Subject to the Exclusivity Exception, FDMS shall be the exclusive provider of Fulfillment Services for (x) each program offered by CSI that requires Fulfillment Services (a "New Program"), and (y) the Joint Programs, for one
     (1) year from the date of launch of such New Program or Joint Program, except for New Programs for which CSI requires technology or capabilities that FDMS does not possess. FDMS shall have sixty (60) days from the date it receives written notice from CSI setting forth the technology and capabilities that CSI requires for the New Program that CSI seeks to launch, to obtain such technology and capabilities and to so inform CSI in writing that it possesses the same. In the event FDMS fails to so obtain the required technology and capabilities and so inform CSI in writing that it possesses the same within said 60 day period, then CSI shall be entitled to enter into an agreement with a third party to provide the Fulfillment Services for that New Program, as long as such third party agrees to provide the technology and capabilities that CSI required of FDMS for such New Program.

     Merchants who enroll to participate in any Joint Program shall be referred to as "Participating Merchants".

4. Channel Participation. As soon as practicable after the Effective Date, FDMS shall solicit Channels to participate in the Joint Programs. CSI shall provide reasonable assistance to FDMS in its effort to sign up Channels. Each Channel electing to participate in Joint Programs (the "Participating Channels") shall be required to enter into a Channel Participation Agreement, which shall, at a minimum, provide express authorization from such Channel allowing FDMS and CSI to use Transaction Data for the purposes of providing the Joint Programs and charging FDMS Merchants applicable fees on behalf of the Participating Channel.

5. Merchant Processing Agreement. Within thirty (30) days of the Effective Date CSI shall enter into FDMS' standard Merchant Processing Agreement with FDMS and its designated sponsoring bank pursuant to which FDMS will process CSI's bankcard transactions for the Joint Programs, including but not limited to the processing of Program Member Fees for the Joint Programs (the "MPA")

6.   The CoolDining Program.

     a. CoolDining Program Web Site. CSI shall establish a separate URL address(es) known as www.CoolDining.com dedicated to the CoolDining Program ("CoolDining Program Web Site") that may be accessed through a link on the CSI Web Site, which shall be prominently displayed "above the fold" for no less than one hundred twenty (120) days after the CoolDining Launch (as defined below). Within ninety (90) days of the Effective Date: CSI will complete development of the CoolDining Program Web Site to the reasonable satisfaction of FDMS; and FDMS will incorporate the CoolDining Program into its proprietary online incentive management site (the "yourwebvalues Site") to the reasonable satisfaction of CSI.

          i. The CoolDining Program Web Site shall display Merchant Offers that may be selected by CoolDining Program Members (as defined in Section 6(c) below). In addition, the CoolDining Program Web Site shall allow CSI Members to enroll in the CoolDining Program, as set forth in Section 6(c).

          ii. FDMS shall prominently display "above the fold" on the yourwebvalues Site a linking image (to be supplied by CSI) linking to the CoolDining Program Web Site. The Channels may, at their option, also include the same linking image on their respective web sites linking to the CoolDining Program Web Site.

     b. Implementation Plan. Within thirty (30) days of the Effective Date the parties will use their best efforts to develop and agree upon an implementation plan setting forth the process through which the CoolDining Program will be launched. Each party will identify one representative to act as such party's contact for day-to-day implementation of the CoolDining Program. Each party will provide such cooperation and assistance to the other as may be reasonably required or requested in order to develop the implementation plan and to implement the CoolDining

          Program. The parties shall launch the CoolDining Program by July 15, 2000 (the "CoolDining Launch") in accordance with the implementation plan. In the event the CoolDining Launch is not achieved by July 15, 2000 due solely to FDMS' acts and/or omissions, then FDMS shall pay to CSI a late fee in the amount of $25,000. In the event the CoolDining Launch is not achieved by September 1, 2000 due solely to FDMS' acts and/or omissions, then all exclusivity rights to provide Fulfillment Services granted FDMS under this Agreement shall be immediately and automatically terminated.

     c. CSI Member Enrollment. In order to enroll in the CoolDining Program, CSI Members will be required to go to the CoolDining Program Web Site and: (i) provide the number(s) and expiration date(s) of a valid VISA and/or MasterCard credit card (or other credit cards covered under the Exclusivity Exception), and such other information as CSI and FDMS may otherwise agree upon in writing for said VISA and MasterCard credit cards; (ii) agree to pay an annual fee for participation in the CoolDining Program in an amount to be determined by CSI after consultation with FDMS (the "CoolDining Program Fee"); and (iii) agree to other terms and conditions of the CoolDining Program as FDMS and CSI mutually agree upon and which will be attached hereto as Exhibit 6(c) within ninety days of the Effective Date, including but not limited to the items currently set forth in Exhibit 6(c). CSI Members who satisfy (i), (ii) and (iii) above shall be known as CoolDining Program Members. FDMS shall process the CoolDining Program Fees pursuant to the MPA, as set forth in Section 5.

          i. From time to time during the term of this Agreement, CSI shall design and conduct CoolDining Program Member satisfaction surveys and share the results of the same promptly with FDMS.

          ii. CSI shall promptly respond to e-mail questions about the CoolDining Program received from CoolDining Program Members. Such response shall be by e-mail and may include directing CoolDining Program Members to FDMS for handling of credit card related issues. CSI shall copy a designated FDMS representative on all responses referencing FDMS.

          iii.

     d. FDMS Merchant Enrollment. FDMS Merchants may be enrolled to participate in the CoolDining Program by either CSI or a Participating Channel. FDMS Merchants that enroll through CSI shall be considered CSI-Sourced Merchants and FDMS Merchants that enroll through a Participating Channel shall be considered FDMS-Sourced Merchants.

          i. FDMS Merchants who desire to participate in the CoolDining Program will be required to enter into a Merchant Participation Agreement, which will set forth the terms of the CoolDining Program (to be determined jointly by CSI and FDMS within thirty
               (30) days of the Effective Date) (the "FDMS Merchant Participation Agreement"). All FDMS Merchants (both CSI-Sourced Merchants and FDMS-Sourced Merchants) with Internet access who desire to participate in the CoolDining Program shall be directed to an Internet site(s) to be agreed upon by the parties within thirty (30) days of the Effective Date, to enroll. All web pages accessible by said

               FDMS Merchants at such Internet Site shall display the CSI name and logo in a prominent place. Furthermore, in recognition of the fact that certain FDMS Merchants who desire to participate in the CoolDining Program may not have access to the Internet, CSI and FDMS shall develop within 30 days of the Effective Date an off-line enrollment process for such FDMS Merchants. The applicable Participating Channel shall be party to the FDMS Merchant Participation Agreement for all FDMS-Sourced Merchants, and CSI shall be party to the FDMS Merchant Participation Agreement for all CSI-Sourced Merchants.

          ii. Each party shall provide reasonable information to the other upon request regarding what FDMS Merchants it (or in the case of the FDMS, the Channels) has signed up.

          iii. CSI will provide in-store promotional materials reasonably requested by FDMS for Participating Merchants to post on their premises during the term of the Agreement.

     e. CSI Restriction. CSI shall not solicit or sell the CoolDining Program to a Channel without the prior approval of FDMS.

     f. CoolDining Program Participation. The Channel Participation Agreement will require Participating Channels to use commercially reasonable efforts to target the CoolDining Program to FDMS Merchants. Likewise, CSI shall target the CoolDining Program to FDMS Merchants located in cities wherein a reasonable number of FDMS Merchants have contracted to participate in the Program.

     g. Merchant Offers. CSI-Sourced Merchants will be directed to a CSI branded web site for creating Merchant Offers. Yclip will build and host this site. FDMS-Sourced Merchants will be directed to the yourwebvalues Site or a Channel-branded web site for creating Merchant Offers, provided that such Channel-branded web site will include reference to the CoolDining Program specifically, and such reference shall prominently display CSI's name and logo.

          i. Each site used to create Merchant Offers will be embedded with the Yclip Offer Making Tool, which will be enhanced prior to the CoolDining Launch if necessary in order to deliver Merchant Offers to CSI in a mutually agreed upon format that satisfies the criteria mutually agreed upon between the parties as soon as practicable (but no later than thirty (30) days after the Effective Date) to be attached to this Agreement as Exhibit 6(g)(i), and as mutually amended thereafter (the "Offer Standards"). All Merchant Offers submitted to CSI shall comply with the Offer Standards. FDMS shall proof and edit all Merchant Offers prior to the submission of each such Merchant Offer to CSI (and the cost of such service shall be a Deduction as more fully set forth on Exhibit 6l). From time to time, CSI may conduct quality assurance testing on samples of proposed Merchant Offers submitted for posting to ensure such proposed Merchant Offers comply with the Offer Standards then in effect. The first time more than ten percent (10%) offers in a particular month, fail to pass such testing, CSI shall notify FDMS in writing, and FDMS shall take reasonable efforts to ensure that proposed Merchant Offers submitted to CSI thereafter comply with the Offer Standards then in effect. The second time more than ten percent (10%) offers fail to pass such testing in a particular month, OR the first time more than twenty-five percent (25%) offers fail to pass such testing in a particular month, then: (i) CSI may elect to perform all proofing and editing of all Merchant Offers in place of FDMS and the cost of such of such service shall be a Deduction under Exhibit 6l; or
               (ii) CSI shall be entitled to immediately terminate this Agreement pursuant to Section 14f. FDMS, at its sole cost and expense, shall obtain a license enabling CSI to use Yclip's Offer Making Tool during the term of this Agreement, and for that period thereafter necessary to wrap up the parties obligations under this Agreement under Section 17, provided that CSI's use may be subject to standard terms and conditions.

          ii. Notwithstanding anything contained in this Agreement to the contrary, all Merchant Offers are at all times subject to CSI's reasonable approval. CSI reserves the right at all times to refuse, reject, censor, or withdraw, without notice, any Merchant Offer that CSI deems to be improper for any reason. CSI will immediately notify FDMS of any rejected Merchant Offer and will cooperate with FDMS and the applicable FDMS Merchant in order to educate such FDMS Merchant on the Offer Standards and ways to resubmit a Merchant Offer that will not result in rejection.

          iii. Merchant Offers for the CoolDining Program may be posted on web sites other than the CoolDining Program Site.

     h. Data Transmission. Each party shall capture and maintain its respective Transmitted Data, as set forth in Exhibit 6(h), and transmit the Transmitted Data to the other party through the Program Interface (as defined in Section 7 below).

     i. Fulfillment Services. FDMS shall provide Fulfillment Services for the CoolDining Program in accordance with the performance standards set forth on Exhibit 11, except with respect to those credit cards covered under the Exclusivity Exception. For each credit card registered in the CoolDining Program for which FDMS is required to provide Fulfillment Services, each fulfilled Merchant Offer shall appear on the applicable CoolDining Program Member's credit card statement as a separate transaction item clearly denoted as a "CoolDining" credit, pursuant to the terms of the MPA.

     j. Customer Service. FDMS will provide customer service to the Participating Merchants through toll free lines or e-mail. Program Members seeking customer service will first be directed to e-mail CSI for assistance. CSI shall provide such assistance via e-mail to the extent it can reasonably do so. In the event CSI is unable to reasonably provide the necessary assistance, then CSI shall refer the Program Member to FDMS for assistance, and FDMS shall provide such assistance to the extent it can reasonably do so. FDMS shall provide such assistance through e-mail. Provided however, upon the first to occur of: (i) FDMS receiving more than 5000 e-mails in any one month during the first six (6) months after the CoolDining Launch; or (ii) six (6) months after the CoolDining Launch; (the "Trigger Date") FDMS and CSI will review the costs incurred by FDMS in providing such Program Member customer service. In the event FDMS is unwilling to continue providing such services without any reimbursement for doing so, and the parties are unable to agree in writing upon such a mutually acceptable level of reimbursement within thirty (30) days after the Trigger Date, then for a period ending on the sixty-first (61st) day after the Trigger Date, FDMS shall be entitled to terminate this Agreement effective upon written notice to CSI. Upon any such termination hereunder, the terms of Section 17 shall apply.

     k. CoolDining Fees. FDMS shall collect all CoolDining program fees from CSI-Sourced Merchants and FDMS-Sourced Merchants and shall remit to CSI the amounts set forth in Exhibit 6(k) within forty-five (45) days of the end of each month. Provided however, in the event that fees collected from Participating Merchants in any 90 day period is less than fifty percent (50%) of the amount owing, then either CSI or FDMS may terminate this Agreement pursuant to Section 14f. CSI shall collect CoolDining Program Fees from CoolDining Program Members and remit to FDMS the amounts set forth in Exhibit 6(l) within forty-five
          (45) days of the end of each month. FDMS may charge a Participating Channel any fees FDMS deems appropriate for participation in the CoolDining Program. Likewise, the Participating Channels and CSI, as applicable, may charge the FDMS Merchants any fees such party deems appropriate for participation in the CoolDining Program. Notwithstanding the foregoing, the parties may elect to market the CoolDining Program to the Channels with a suggested retail price.

          i. FDMS shall use commercially reasonable efforts to collect all fees from FDMS Merchants related to the CoolDining Program.

     l. Revenue Sharing. The parties shall share revenue from CoolDining Program Fees pursuant to the calculation set forth in Exhibit 6(l).

     m. Exclusivity. Subject to the Exclusivity Exception, FDMS shall be the exclusive provider of Fulfillment Services with respect to the CoolDining Program.

     n. Termination of CoolDining Program. Either party may terminate the CoolDining Program at any time after six (6) months after the CoolDining Launch in the event either party is dissatisfied with the results of the CoolDining Program. In the event a party elects to terminate the CoolDining Program under this Section, such party shall provide the other party with not less than sixty (60) days prior written notice. In the event of termination of the CoolDining Program, the parties shall comply with the terms of Section 17 (Effect of Termination) as it relates to their obligations with respect to the CoolDining Program only. Termination of the CoolDining Program shall not relieve either party of other obligations under this Agreement not related to the CoolDining Program.

7. Interface Development. Yclip will develop an interface and/or a web site between CSI's server and Yclip by June 1, 2000 that will allow: (i) each party to transmit the Transmitted Data to one another (through Yclip); and
     (ii) FDMS to provide the Fulfillment Services (the "Program Interface"). The parties will provide reasonable cooperation, information and assistance in order to achieve development of the Program Interface. FDMS and/or Yclip shall own all rights in or to the Program Interface, subject to CSI's rights under Section 23 (Ownership). If Yclip fails to "develop" the Program Interface by June 1, 2000, then FDMS shall pay to CSI a late fee in the amount of $25,000. As used herein, "develop" shall mean having the Program Interface in a state of operation wherein it is capable of being reasonably tested but not necessarily of being able to function in a production mode.

8. Authorization to Place Cookies. CSI hereby authorizes and will provide access to Yclip to place a cookie on the browser of each Joint Program Member solely for the purpose of providing any Joint Program or any component of such Joint Program hereunder. All information obtained therefrom shall be CSI Member Information and shall be owned exclusively by CSI.

9. CSI Nonsolicitation Obligation. CSI shall not (i) knowingly solicit any FDMS Merchants for services similar to or competitive with the Payment Processing Services; or (ii) engage or retain a third party to solicit the FDMS Merchants for services similar to or competitive with the Payment Processing Services (the "Non-Solicitation Obligation").

10. FDMS Nonsolicitation Obligation. FDMS shall not use CSI Member Information under this Agreement to knowingly solicit, or engage or retain any third party to solicit, such CSI Members for any reason other than with respect to the Joint Programs unless otherwise agreed to in writing by CSI. Nothing in this Section shall preclude FDMS or its Affiliates (or third parties on their behalf) that solicit consumers for various products and services in the ordinary course of business from continuing to do so, provided that they obtain the names of the consumers from a source other than the CSI Member Information (also, the "Non-Solicitation Obligation").

11. Performance Standards. For all Joint Programs, including the CoolDining Program, each party shall meet the respective performance standards set forth in Exhibit 11 (the "Performance Standards"). In the event a party fails to meet any Performance Standard, the other party shall provide written notice of the specific failure and the failing party shall promptly initiate a cure of such failure and complete such cure as soon as practicable. Three (3) failures of a party to meet all applicable Performance Standards in any consecutive three (3) month period shall be considered a material breach of this Agreement (an "Ongoing Performance Standard Breach") and subject to the other party's right to terminate this Agreement under Section 14(b) (Termination for Ongoing Performance Standard Breach).

12. Hyperlink. CSI will prominently post a linking image provided by FDMS at the CSI and/or CoolDining Web Site that will promote FDMS as a provider of Payment Processing Services. CSI shall refer any merchants requesting or seeking Payment Processing Services to FDMS, and CSI shall not make any referral to or otherwise promote any provider of Payment Processing Services other than FDMS during the term of this Agreement, except for any provider of Payment Processing Services covered under the Exclusivity Exception.

13. License. Each party hereby grants to the other party a nonexclusive, limited, revocable, nontransferable, nonassignable license to use the Marks of such party for the sole purposes expressly set forth herein. A party's use of the other's Mark(s) requires the prior approval of the other party, which shall not be unreasonably withheld. Furthermore, each party retains the right to ensure the other party maintains the quality of the Marks of the other party and to revoke this license in the event such quality is not upheld. Each party accepts such grant from the other, acknowledges and admits that it has no right, title or interest in the other's Marks other than the right to use the Marks as set forth herein, and agrees to knowingly do nothing inconsistent with the other party's ownership rights which would in any material way cause dilution of any of the other party's Marks.

14. Termination. Either party may at its option immediately terminate this Agreement by giving written notice thereof to the other party in the event of the occurrence of any of the following:

     a. Failure of the other party to correct or cure any material breach of this Agreement by such other party within thirty (30) calendar days after receipt of a written notice from the non-breaching party specifying such breach, provided that the breaching party promptly commences and diligently pursues a cure as soon as practicable after receiving notice thereof.

     b.   An Ongoing Performance Standard Breach;

     c.   A material breach by the other party of Section 20 (Use of Data),
          Section 21 (Privacy Policy), or Section 22 (Proprietary Information);

     d. Failure by a party to pay monies required to be paid under this Agreement, when due (an "Economic Default"), within twenty (20) days after written notice to the other party identifying the Economic Default, provided however, in the event that a party commits more than two (2) Economic Defaults in any six (6) month period under this Agreement, then upon the occurrence of the next Economic Default by such party within that six month period, the non-defaulting party shall be entitled to immediately terminate this Agreement upon written notice to the defaulting party and no cure period or right to cure shall be available to the defaulting party;

     e. The other party becomes insolvent, or a petition in bankruptcy is filed, or any similar relief is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or a liquidation proceeding is commenced by or against the other party; or

     f. As otherwise specifically provided in another Section of this Agreement.

15. Termination by FDMS in the Event of Change of Control. In the event that all or a controlling interest in CSI is acquired by an unrelated third party by merger, acquisition or private or public purchase of securities or assets, and such third party is a competitor of FDMS as a provider of Payment Processing Services, then FDMS shall have the right, at its sole option and discretion, to immediately terminate this Agreement upon written notice to CSI. CSI shall provide FDMS written notice of such transaction as soon as such transaction has been consummated.

16. Termination by CSI for FDMS Shortfall. CSI may terminate this Agreement immediately upon written notice to FDMS in the event an Auditor identifies a shortfall in payment due CSI of more than 10% two times in any twenty-four month period pursuant to an audit conducted under Section 19.

17. Effect of Termination. In the event of the expiration of this Agreement under Section 2 or the termination of this Agreement as specifically provided in this Agreement, the parties shall perform as follows:

     a. As of the Termination Date, each party shall cease marketing or promoting all applicable Joint Programs and shall remove all references to the other party on their respective web sites (except as may be required to comply with the next sentence). Each party shall only continue to perform their respective obligations hereunder as may be necessary to wind down all Joint Programs for up to forty-five (45) days after the Termination Date.

     b. Each party shall post within five (5) business days of the Termination Date at any and all Joint Program-related web sites a notice of the termination of the applicable Joint Program(s). Such notice may only inform Program Members of the end of the Joint Program, the effective date of the end of the Joint Program, and other essential facts necessary to wind up the Joint Program. The notice shall not give any statement regarding the reason for the end of the Program or assess any blame or fault on the other party. The parties shall consult with each other as to the contents of such notice.

     c. Upon completion of the wind down of all Joint Programs under subsection a, above: (i) FDMS (or Yclip on behalf of FDMS) shall take down the applicable Program Interfaces; (ii) CSI shall cease all use of Transaction Data and shall certify to FDMS in writing within five
          (5) business days of the Termination Date that it has destroyed copies of all files or other media containing Transaction Data and that it no longer uses or will use the Transaction Data; and (iii) FDMS, the Channels, the Affiliates and their agents (as applicable) shall cease all use of CSI Member Information and FDMS shall certify to CSI in writing within five (5) business days of termination that it, the applicable Channels, Affiliates, and their agents have destroyed copies of all files or other media containing CSI Member Information and that they no longer use or will use the CSI Member Information.

     d. Within thirty (30) days after the Termination Date, FDMS shall notify the FDMS-Sourced Merchants, and CSI shall notify the CSI-Sourced Merchants and the applicable Program Members (in writing), of the cancellation of the applicable Joint Program(s). Said notices shall only state that the Joint Program(s) has been terminated without stating the reason for such termination and without any disparaging remarks about the other party. Each party shall provide the other party with a copy of the communication it intends to send under this Section at least two (2) weeks prior to sending such communication;

     e. As soon as practicable after the Termination Date but in no event later than sixty (60) days after the Termination Date, CSI shall initiate a refund to each applicable Program Member via its registered credit card of a pro rata portion of any Program Fees collected from such Program Member for its respective membership year, and FDMS shall process such refund pursuant to the terms of the MPA. In addition, FDMS shall refund to each Participating Merchant who enrolled during the calendar year in which the expiration occurs, a prorated portion of any "set-up" fees collected from such Participating Merchant. The parties shall be liable for their respective percentage share as set forth on Exhibit 6(l) of (i) any fees so refunded, and (ii) any Deductions on Exhibit 6(l) incurred for such feeds refunded, and shall promptly reconcile and pay any amounts owing.

     f. Each party shall promptly pay to the other any amounts then due and owing pursuant to the terms of this Agreement. FDMS shall provide applicable billing and accounting services as described in this Agreement until all monies owing under the Joint Programs are collected and allocated pursuant to the applicable revenue share, and CSI's share is paid to CSI.

     g. Each party shall promptly return to the other any Proprietary Information (as defined in Section 21 herein) belonging to the other party and shall cease all use of the other's Marks (except, and only to the extent, as may otherwise be necessary to wind down all Joint Programs under subsection a. above).

     h.   Each party shall continue to comply with its respective
          Nonsolicitation Obligation for one (1) year after the Termination
          Date.

18. No Limitation of Remedies. Nothing contained in this Agreement shall be construed to limit or deny either party's rights or remedies provided under this Agreement or at law or equity. By way of example but not limitation, a party's election to terminate this Agreement because of the other party's breach, shall not in any way limit the non-breaching party's right to pursue damages suffered as a result of such breach (subject to the terms of Sections 31 and 32).

19. Audit Rights. No more than two (2) times in any twelve month period either party shall have the right, at its expense, upon five (5) business days advance written notice to the other party, to retain an Auditor to audit copies of all relevant books and records of the other party necessary to confirm any calculations made hereunder. In the event any such audit reveals a shortfall or overpayment in any payment made to CSI or FDMS, then the party owing monies to the other shall pay the amount owing within two weeks of the date the amount of such shortfall or overpayment is finally determined and notice of the same is provided to the other party. Further, should any such shortfall or overpayment exceed ten percent (10%) of the actual amount due for the period audited, then in addition to paying the amount of the shortfall or overpayment, the party obligated to pay shall promptly (i) pay the other party interest on the amount of the shortfall or overpayment at the rate of Two Percent over the Prime Rate of Bank One (as announced by Bank One) from the date of the underlying shortfall or overpayment until the amount is paid; and (ii) reimburse the other party for all reasonable, direct costs of the audit, in the event the other party initiated the audit. Should any audit hereunder reveal a party's second underpayment of the amount properly owing to the other party exceeding ten percent (10%) of the actual amount due for the period audited, then in addition to the remedies provided herein, the other party may immediately terminate this Agreement.

20.  Use of Data.  Notwithstanding anything to the contrary herein:

     a. Transaction Data. As between the parties, FDMS and/or the applicable Channel own all Transaction Data. CSI may only have access to and use of the Transaction Data for the purposes of fulfilling its obligations hereunder with respect to the Joint Programs (including the CoolDining Program). Except as expressly provided herein, CSI will not use, disclose or sell any Transaction Data without FDMS' prior written consent, which consent FDMS may elect not to give in its sole discretion. As between the parties, Transaction Data shall be considered Proprietary Information of FDMS. CSI's use, sale or disclosure of the Transaction Data for any program or purpose other than those expressly set forth herein, or for other than any Joint Program, shall be considered a material breach of this Agreement. CSI expressly represents that it will not merge the Transaction Data with any other data or database used by CSI except for data or databases relative to other Joint Programs, and any such merger shall be solely for purposes of carrying out the Joint Programs.

     b. CSI Member Information. CSI owns all CSI Member Information. FDMS, the Channels, the Affiliates, and their agents may only have access to and use of the CSI Member Information for the purposes of carrying out the Joint Programs (including the CoolDining Program). Except as expressly provided herein, FDMS, the Channels, the Affiliates, and their agents will not use, disclose or sell any CSI Member Information without CSI's prior written consent, which consent CSI may elect not to give in its sole discretion. As between the parties, CSI Member Information shall be considered Proprietary Information of CSI. The use, sale or disclosure of the CSI Member Information by FDMS, the Channels, the Affiliates, or their agents for any program or purpose other than those expressly set forth herein, or for other than any Joint Program, shall be considered a material breach of this Agreement. FDMS expressly represents that it, the Channels, the Affiliates and their agents will not merge the CSI Member Information with any other data or database except for data or databases relative to other Joint Programs, and any such merger shall be solely for purposes of carrying out the Joint Programs.

21. Privacy Policy. Within forty-five (45) days of the Effective Date the parties shall cooperate to draft a privacy policy related to the Joint Programs and the use of CSI Member Information (the "Program Privacy Policy"), which shall be posted prominently at the applicable Joint Program and/or CSI Web Site(s). The Program Terms shall include clear, prominent authorization by the Program Member allowing the applicable Joint Program provider the right to use and/or disclose CSI Member Information for the purposes of providing the Joint Program to such Program Member, targeting more specific Merchant Offers to such Program Member, and providing the Fulfillment Services. The Program Member terms and conditions shall also include a means by which a Program Member may cease participation in each applicable Joint Program and remove its information from the CSI and/or FDMS systems. The parties acknowledge and agree that each Joint Program, including but not limited to the CoolDining Program, shall be expressly designed to comply with all applicable laws and regulations related to privacy and each party shall take all steps necessary to comply with such laws and abide by the terms of the Program Privacy Policy. In no event shall either party violate the Program Privacy Policy, and such breach shall be considered a material breach of this Agreement. Each party agrees that any violation of the Program Privacy Policy by a party (the "Defaulting Party") may cause the other party (the "Non-Defaulting party") immediate and irreparable harm for which money damages may not constitute an adequate remedy. In such event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Non-Defaulting Party may have.

22. Proprietary Information. The terms of that certain Information Exchange and Non-Disclosure Agreement between the parties dated August 5, 1999 shall apply to any "Proprietary Information" (as defined therein) accessed or disclosed during the term of this Agreement. Each party agrees that any unauthorized use or disclosure by a party (the "Defaulting Party") of the Proprietary Information of the other (the "Non-Defaulting party") may cause immediate and irreparable harm to the Non-Defaulting Party for which money damages may not constitute an adequate remedy. In such event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Non-Defaulting Party may have. In addition, the Defaulting Party agrees promptly to advise the Non-Defaulting Party in writing of any unauthorized misappropriation, disclosure or use by any person of such party's Proprietary Information which may come to its attention and to take all steps at its own expense reasonably requested by the Non-Defaulting Party to limit, stop or otherwise remedy any misappropriation, disclosure or use by its own representatives, agents or employees. The obligations of this Section shall survive the termination of this Agreement for the longest period of time permitted by law.

23. Ownership. FDMS hereby acknowledges and agrees that CSI owns all right, title and interest in and to: (i) the CSI Web Site, the CoolDining Program Web Site, and all other Joint Program web sites unless specifically otherwise agreed to in writing by the parties; (ii) the CSI Member Information; (iii) the CSI Marks; and (iv) all other technology, systems, software or development to the extent provided by CSI (collectively, the "CSI Property"). CSI hereby acknowledges and agrees that FDMS owns and or licenses all right, title and interest in and to (a) the FDMS System; (b) the FDMS Marks; (c) the Program Interface (except as provided in subsection
     (iv) above); (d) all Transaction Data; and (e) all other technology, systems, software or development to the extent provided by FDMS (collectively, the "FDMS Property").

24. Compliance with Laws. Each party shall comply with all applicable laws and regulations, including but not limited to, all laws related to consumers and consumer privacy ("Laws").

25.  Representations and Warranties.

     a.   By CSI.  CSI hereby represents and warrants that:

          i. it has all requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby;

          ii. the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and does not violate any agreement which CSI is bound by or any law, rule or regulation to which CSI is subject;

     b.   By FDMS.  FDMS hereby represents and warrants that:

          i. it has all requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby; and

          ii. the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and does not violate any agreement which FDMS is bound by or any law, rule or regulation to which FDMS is subject.

     c. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT: (i), NEITHER PARTY WARRANTS THAT THE COOLDINING PROGRAM

          WEB SITE, THE CSI WEB SITE, ANY OTHER JOINT PROGRAM WEB SITE, THE PROGRAM INTERFACE, OR THE FDMS SYSTEM, AS APPLICABLE, WILL PERFORM IN THE MANNER EXPECTED OR WITHOUT INTERRUPTION, ERROR OR DEFECT; AND (ii) NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS NOT SPECIFICALLY ENUMERATED.

26. Agents. Neither party may use an agent to perform any of its obligations hereunder without the prior written consent of the other. In the event an agent is used to perform hereunder, such agent: (i) may in no event access or use the Transaction Data for any reason unless FDMS provides its prior written consent and such use is allowed by applicable law or regulation;
     (ii) may in no event access or use the CSI Member Information for any reason unless CSI provides its prior written consent and such use is allowed by applicable law or regulation; and (iii) shall be required to enter into a written agreement under which such agent shall be subject to obligations of confidentiality no less restrictive than those set forth in this Agreement and the terms of Section 20. In addition, the party using an agent shall at all times remain fully and primarily liable and responsible for the performance of its obligations under this Agreement, as well as the manner in which any delegated obligations are performed. FDMS hereby notifies CSI that Yclip shall be considered an agent of FDMS under this Agreement, and upon receipt of a written agreement satisfying subsection
     (iii) herein, CSI hereby agrees to consent to such agency.

27. Stored Value Cards. For a period of one (1) year from and after the CoolDining Launch, CSI shall not enter into an agreement with any third party for processing of transactions from a CSI branded stored value card (i.e. bearing the "Coolsavings" name) without providing FDMS with the opportunity to bid on providing such processing services.

28. Disclaimer/Force Majeure. Neither party shall be liable for any loss or damage whatsoever suffered by the other party, any Participating Channel, any Participating Merchant, any CSI Member, or any other third party as a result of, or arising from, the failure of any Merchant Offers, at any time, to appear on the applicable Joint Program Web Site unless caused by the gross negligence or intentional wrongful act of such party. The parties acknowledge that in the event that any Merchant Offer fails for any reason to appear on the applicable Joint Program Web Site or is in any way incorrectly posted, the sole and exclusive remedy shall be the placement of, or the corrected posting of, such Merchant Offer on the applicable Joint Program Web Site for an additional period equal to the period in which it fails to appear or appeared incorrectly. Each FDMS Merchant Agreement shall contain substantially the same disclaimer. Furthermore, neither party shall be liable for any delay or failure in performance of any part of this Agreement, other than for any delay or failure to pay money owed hereunder, by reason of acts of God, fire, strikes, shortages of labor or materials, or any change in law that makes performance hereunder impossible.

29.  General Indemnifications.

     a. By CSI. CSI shall indemnify FDMS, its Affiliates and Channels, and its and their directors, officers and employees (the "FDMS Group"), for any claim, loss, damage, expenses, penalty or liability the FDMS Group member sustains or incurs, including reasonable attorneys fees and litigation costs (together, "Loss") as a result of a claim by a third party (i) that CSI or its agent has breached the Program Privacy Policy; (ii) arising out of any products and services provided by CSI or its agents; (iii) related to the CSI Property; and (iv) arising out of a breach of this Agreement by CSI or its agents. CSI's obligation to indemnify the FDMS Group pursuant to the foregoing shall not apply to the extent such claim is due to the breach of this Agreement by any member of the FDMS Group or its agents, or the gross negligence or willful misconduct of any member of the FDMS Group, or its agents. In addition to the foregoing, CSI shall indemnify the FDMS Group for any Loss arising out of CSI's or its agents' use or disclosure of the Transaction Data in any manner not permitted under this Agreement, wherein the information in issue was obtained by the party who wrongfully used or disclosed it, pursuant to, or as a result of, this Agreement.

     b. By FDMS. FDMS shall indemnify CSI, its affiliates, directors, officers and employees (the "CSI Group") for any Loss as a result of a claim by a third party (i) that FDMS, its Affiliates, the Channels, or their agents has breached the Program Privacy Policy; (ii) related to the FDMS Property; (iii) arising out of any products and services provided by FDMS, its Affiliates, the Channels, or their agents; and
          (iv) arising out of a breach of this Agreement by FDMS or its agents. FDMS' obligation to indemnify the CSI Group pursuant to this Section shall not apply to the extent such claim is due to the breach of this Agreement by a member of the CSI Group or its agents or the gross negligence or willful misconduct of any member of the CSI Group, CSI or its agents. In addition to the foregoing, FDMS shall indemnify the CSI Group for any Loss arising out of the use or disclosure of the CSI Member Information in any manner not permitted under this Agreement by any member of the FDMS Group (as defined in subsection 29a above) or its agents, wherein the information in issue was obtained by the party who wrongfully used or disclosed it, pursuant to, or as a result of, this Agreement.

30.  Intellectual Property Indemnification.

     a. By CSI. CSI shall indemnify the FDMS Group for any Loss that may result by reason of any infringement or claim of infringement of any copyright, patent, trademark, trade secret or other proprietary right of any third party related to the CSI Property, and all software, services and systems provided by CSI and its agents in connection with any Joint Program hereunder.

     b. By FDMS. FDMS shall indemnify the CSI Group for any Loss that may result by reason of any infringement or claim of infringement of any copyright, patent, trademark, trade secret or other proprietary right of any third party related to the FDMS Property, and all software, services and systems provided by FDMS, its Affiliates, the Channels, and their agents in connection with any Joint Program hereunder.

31. No Consequential or Punitive Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM

     THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND - INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA - ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF. PROVIDED HOWEVER, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO DENY OR LIMIT A PARTY'S RIGHT TO BE MADE WHOLE PURSUANT TO ANY INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 29 OR 30, EVEN IF THE DAMAGE AMOUNT AWARDED TO THE THIRD PARTY (AND ASSESSED AGAINST THE INDEMNIFIED PARTY) IN THE CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED UNDER THIS AGREEMENT INCLUDES INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND - INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA.

32. Limitation of Liability. Except for a party's liability under Section 22 (Proprietary Information), Section 20 (Use of Data), Section 21 (Privacy Policy), Sections 29 and 30 (Indemnification), and a party's obligation to pay fees or other monies required to be paid to the other party under this Agreement, each party's cumulative liability under this Agreement for damages suffered by the other party from a breach of this Agreement shall be limited to $1,000,000.

33. Mutual Nonassert. Neither party shall make a claim against the other for infringement of such party's intellectual property rights to the extent such claim relates to a party's performance of its obligations or exercise of its rights hereunder.

34.  Arbitration.   In the event of a dispute between the parties with regard to any of the matters set forth in this Agreement, the parties will first make reasonable efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute will be settled by arbitration as provided for below, which will be the sole and exclusive procedure for the resolution of any such dispute except for disputes wherein a party seeks injunctive relief. The arbitration will be governed by the then existing rules of the American Arbitration Association. One arbitrator shall be chosen pursuant to the rules of the American Arbitration Association, provided however, that the arbitrator so chosen shall not be employee, consultant, officer or director of any party or of any affiliate of either party and who has not received any compensation, directly or indirectly, from any party or any affiliate of any party. The determination of the arbitrator as to the resolution of any dispute will be binding and conclusive upon the parties. The fees and expenses of the arbitrator will be paid 50% by each party. The arbitrator may award the prevailing party its costs and expenses (including attorneys fees) of the arbitration, as he/she deems appropriate and just. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof.

35. Publicity and Marketing. No release shall be made to the news media or to the general public relating to this Agreement without the prior written approval of the other party. The parties will use their best efforts to agree upon and issue a press release announcing the existence of this Agreement on or after the Effective Date. Any marketing, web site or other media referencing the other party's participation in a Joint Program shall be subject to the other party's prior review and written approval. Notwithstanding the foregoing, either party may disclose this Agreement as required by law or Securities Exchange Commission rule or regulation.

36. Relationship of the Parties. CSI, FDMS, and the Participating Channels shall not have any authority to bind any party to this Agreement by contract or otherwise to make representations as to the policies and procedures of the other, other than as specifically authorized by this Agreement. FDMS and CSI acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employee relationship or franchise between them and that each is an independent contractor with respect to the services provided by it under this Agreement.

37. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Illinois except as to its principles of conflicts of laws.

38. Entire Agreement. This Agreement together with the Information Exchange and Non-Disclosure Agreement constitute the entire agreement between the parties hereto and contains all of the agreements between said parties with respect to the subject matter hereof. There is no statement, promise, agreement, or obligation in existence which may conflict with the terms of this Agreement or may modify, enlarge, or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party. Further, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

39. Nonexclusive. Nothing in this Agreement shall prohibit or prevent FDMS from entering into an arrangement with a third party under which FDMS may provide similar products and services.

40. Modification/Waiver. No provision of this Agreement may be altered, amended and/or waived, except by a written document signed by an executive officer of both parties hereto setting forth such alteration, amendment, and/or waiver. The parties hereto agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligation under this Agreement.

41. Joint Drafting. Each of the parties hereto has joined in and contributed to drafting this Agreement; there shall be no presumption favoring or burdening any one or more parties hereto based upon draftsmanship.

42. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given, served, and received for all purposes upon the first to occur of actual receipt, or delivery by generally recognized overnight courier service, or by facsimile transmission (with the original subsequently delivered by other means permitted by this Agreement, although the effective date of such notice shall be the date of such facsimile transmission provided the original is subsequently delivered as provided herein), or three (3) days after deposit in the United States Mail, certified or registered, return receipt requested, with postage prepaid, addressed as follows:

          To FDMS:            John Duncan
          -------             First Data Merchant Services Corporation
                              Internet Commerce Group
                              265 Broad Hollow Rd.
                              Melville, NY 11747
                              Fax: (631) 843-6736
          With a copy to:     General Counsel
          --------------      First Data Merchant Services Corporation
                              Internet Commerce Group
                              6200 S. Quebec, Ste. 330 AN
                              Englewood, CO 80111
                              Fax: (303) 967-7877



          To CSI:             President
          ------              coolsavings.com inc.
                              8755 West Higgins Road, Ste. 100
                              Chicago, IL 60631
                              Fax: (773) 693-1311____
          With a copy to:     General Counsel
          --------------      coolsavings.com inc.
                              8755 West Higgins Road, Ste. 100
                              Chicago, IL 60631
                              Fax: (773) 693-1311____

Or at such other address(es) set forth in any written notice delivered to the other party.

43.  Survival.  The following provisions shall survive termination of this
Agreement: Sections 7, 8, 17, 18, 19 (for a period of 9 months after the Termination Date), 20, 21, 22, 23, 26, 27, 28, 29, 30, 31, 32, 33, 34.

43. Future Performance. Notwithstanding anything contained in this Agreement that can be construed to the contrary, wherein any Section of this Agreement contemplates the parties agreeing upon something within a specific time period after the Effective Date (e.g. within 30 days after the Effective Date), should the parties fails to so agree within the specified time period, then the specified period shall be extended for thirty (30) days. Should the parties fail to so agree within the extension period, then either party shall be entitled to terminate this Agreement during the ensuing thirty (30) day period, effective upon written notice to the other party, provided that each party shall use good faith efforts to meet all time periods specified herein.

44. Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the date first written above.

FIRST DATA MERCHANT SERVICES       coolsavings.com inc.
CORPORATION

   /s/ John Duncan                    /s/ Steven M. Golden
By:_____________________________   By:_______________________________
      EVP, Business Development          CEO/President
Title:__________________________   Title:____________________________

                                 EXHIBIT 6(C)

                          CoolDining Program Members
                          Online Terms and Conditions


Agreement will be between CSI and CoolDining Program Member. Agreement must include the following terms:

     .    Express authorization to allow FDMS to charge CoolDining Program Fees to credit card
     .    Express authorization to use transaction data in order to effect coupon fulfillment
     .    Express description of CoolDining Privacy Policy
     .    Explanation of how CoolDining Member may opt out of CoolDining Program
           and obtain refund of some or all of CoolDining Program Fees
     .    Limitation of Liability of FDMS and disclaimer of warranties.


Form of Agreement between CSI and CoolDining Program Member to be mutually agreed upon and attached within 90 days of Effective Date.

                                EXHIBIT 6(g)(i)

                                Offer Standards

           (to be attached as soon as practicable but in any event within thirty days of Effective Date)

                                 EXHIBIT 6(h)

                               Transmitted Data


Transmitted Data from CSI to FDMS

Program Member Registration Data. CSI shall provide Yclip/FDMS with the following information when a consumer registers to be a Program Member:
     1.  Program Member CSI I.D. Number
     2. Program Member registered VISA or MasterCard credit card number(s) and expiration date(s)
     3.  Program Member zip code
     4.

Program Member Offer Selection Data. CSI shall provide Yclip/FDMS with the following information when a Program Member selects a Merchant Offer:
     1.  Program Member CSI I.D. Number
     2.  Yclip Offer I.D. Number

Merchant Enrollment Data. CSI shall provide Yclip/FDMS with the following information when a Merchant enrolls for the Program:
     1.  Merchant name
     2.  Merchant contact information
     3.  Merchant pricing information
     4.  Merchant preferences (e.g. notifications, etc.)

Merchant Offer Creation Data. CSI shall provide to Yclip/FDMS the following information when a Merchant submits a valid Merchant Offer:
     1.  Merchant Name
     2.  Merchant Id Number
     3.  Merchant Offer Amount (percentage or fixed dollar amount)
     4.  Purchase Threshold Amount, if any (i.e., min purchase of $x required)
     5.  Maximum Purchase Amount allowed for discount, if any
     6. Specific rules for offer (validity on 1st purchase or 2nd purchase, etc.)
     7.  Offer Start Date
     8.  Offer Expiration Date
     9.  Yclip Merchant classification (taxonomy will support cuisine type)


Transmitted Data from FDMS to CSI

Merchant Offer Creation Data. Yclip/FDMS shall provide CSI with the following information when a Merchant submits a valid Merchant Offer:
     1. Merchant Name and zip code (and other location information, if any, submitted by the Merchant)
     2.  Yclip Offer ID Number
     3.  Merchant Offer Amount (percentage or fixed dollar amount)
     4.  Purchase Threshold Amount, if any (i.e., min purchase of $x required)
     5.  Maximum Purchase Amount allowed for discount, if any
     6. Specific rules for offer (validity on 1st purchase or 2nd purchase, etc.)

     7.  Offer Start Date
     8.  Offer Expiration Date
     9.  Yclip Merchant classification
    10.  Presentation data

Program Member Offer Redemption Data. Yclip/FDMS shall provide CSI with the following information when a Program Member redeems a Merchant Offer:

     1.  CSI Program Member I.D. Number
     2.  Program Member redemption data, including but not limited to:
         (a) amount of the discount (e.g. percentage savings or dollar savings) the Program Member was entitled to receive under the terms of the Merchant Offer clipped;
         (b) total amount charged on the Member's credit card statement in the transaction against which the Merchant Offer is to be applied;
         (c) amount credited against (b) above on the Member's credit card statement (i.e. amount of the savings realized)
         (d)  name of the Participating Merchant
         (e)  zip code of the Participating Merchant
         (f)  Yclip merchant classification

                                  EXHIBIT 6(k)

                            COOLDINING PROGRAM FEES


A.  Program Fees/Fulfillment Fees

For CSI-Sourced Merchants:

FDMS will collect from each CSI-Sourced Merchant the percentage fee the CSI-Sourced Merchant agreed to pay on each qualifying purchase transaction (e.g. 4% of the qualifying purchase transaction amount) pursuant to its agreement for the CoolDining Program (the "Fulfillment Fee"). From each Fulfillment Fee collected, FDMS shall first retain an amount equal to Two and one-half percent (2.5%) of the qualifying purchase transaction amount and then pay the entire balance of such Fulfillment Fee to CSI.


For FDMS-Sourced Merchants:

FDMS will collect from each FDMS-Sourced Merchant the percentage fee the FDMS-Sourced Merchant agreed to pay on each qualifying purchase transaction (e.g. 4% of the qualifying purchase transaction amount) pursuant to its agreement for the CoolDining Program (the "Fulfillment Fee"). From each Fulfillment Fee collected, FDMS shall first pay to CSI an amount equal to One percent (1.0%) of the qualifying purchase transaction amount before retaining or paying any third parties any portion of such Fulfillment Fee.


B.  Additional Revenue Sharing

CSI shall earn:

Merchant Set-up Fee             50% of the mutually agreed upon fee
(paid by FDMS Merchants)

Net Program Fee Revenue         60% pursuant to terms of Exhibit 6(l)


FDMS shall earn:

Merchant Set-up Fee             50% of the mutually agreed upon fee
(paid by FDMS Merchants)

Net Program Fee Revenue         40% pursuant to terms of Exhibit 6(l)


Pricing Review

The parties acknowledge that these fees may change as a result of market response or through additional market research. The parties will review this fee schedule not less than semi-annually (or more frequently as needed) for the purpose of determining if any amendments to the foregoing fees are appropriate. The fees in this Exhibit will not change unless both parties agree to such amendment and such amendment is documented in writing and signed by both parties. To the extent new products/services are added to the CoolDining Program, the parties will mutually agree upon fees and supplement this Exhibit in writing.

                                  EXHIBIT 6(l)

                       CoolDining Program Revenue Sharing


In addition to a party's obligation to pay Fees under Exhibit 6(k), the parties shall also share Net Program Revenues as follows:

Calculation of Net Program Revenues:

Each month CSI shall receive CoolDining Program Fees for Visa or Master Card credit cards registered for the CoolDining Program (Section 6(c)), which shall be considered "Gross Revenues". CSI shall deduct from Gross Revenues the direct costs and expenses set forth below or otherwise agreed upon in writing by CSI and FDMS ("Deductions"). The remainder shall be deemed "Net Program Revenues".

Deductions:

Unless otherwise agreed in writing, Deductions shall only be for the following specific categories:

     .  The cost of proofing and editing Merchant Offers under Section 6g(i)

     . Visa and Mastercard Interchange and Assessment fees related to CoolDining for purposes of Program Member billing

     . Transaction processing fees related to CoolDining for purposes of membership billing

Within fifteen (15) days after the end of each calendar month (a) each party shall notify the other in writing of the actual amount of its Deductions (by category) for the immediately preceding calendar month, and, upon request, provide the other party with reasonable information in support thereof; and (b) CSI shall notify FDMS of the number of CoolDining Program Members that enrolled in the CoolDining Program in the immediately preceding calendar month.

Payment to FDMS:

Within forty-five (45) days after the end of each calendar month, CSI shall pay to FDMS forty (40%) percent of the Net Program Revenues for the applicable month. CSI shall include a detailed accounting with each payment setting forth the basis for its calculation of FDMS's share of Net Program Revenues.

Notwithstanding anything contained in this Agreement that can be construed to the contrary, FDMS shall not be entitled to any portion of any revenues received by CSI for: (i) the posting of any advertising on the CoolDining Program Web Site or any other portion of the CSI Web Site, that is not a Merchant Offer under the CoolDining Program; or (ii) received by CSI for any other services provided by CSI, even if such monies are paid by a Participating Merchant or a CoolDining Program Member, provided that CSI may not offer an FDMS Merchant any services or products other than the CoolDining Program without the prior written consent of FDMS.

                                   Exhibit 11

                             Performance Standards


Note: all blanks will be agreed upon and filled in by the parties within ninety days of the Effective Date.



System Availability                  Excluding maintenance and other scheduled
                                     outages, the CSI Web Site, the CoolDining
                                     Program Web Site and all related systems will be operational at least 98% of the time, and the FDMS System will be operational at least 98% of the time.

System Response Time                 The time between a user request to a
                                     CoolSavings System and a CoolSavings System response will not exceed ___ seconds for 95% of the transactions. The time between a user request to an FDMS System and a FDMS
                                     System response will not exceed ___ seconds for ___% of the transactions.

Transmitted Data Turnaround          CSI will forward the CSI Transmitted Data
                                     to FDMS within 24 hours of receipt and FDMS will process such Transmitted Data within ____ of receipt. FDMS will forward the FDMS
                                     Transmitted Data to CSI within ___ hours of receipt and CSI will post the Merchant
                                     Offers within such Transmitted Data within ____ of receipt.

Notification of Outages              Each party will notify the other at least
                                     ___ business days in advance for any known or anticipated down time to such party's system which may impact the CoolDining
                                     Program or any other Joint Program.


Merchant Enrollment Turnaround       FDMS will ensure that the software for
                                     Merchant submission of Merchant Offers for the CoolDining Program will enable
                                     Merchants to submit Merchant Offers to
                                     Yclip within ___ after Merchant enrollment.

Merchant Offer Preparation           Yclip shall prepare, proof, and otherwise
                                     edit all Merchant Offers in accordance with the Offer Standards and forward each such Merchant Offer to CSI within ____ hours of receipt of such Merchant Offer.

Merchant Offer Posting               Merchant Offers that comply with the Offer
                                     Standards will be posted on the CoolDining
                                     Program Web Site or other Joint Program web site within 24 hours of receipt by CSI.

Help Desk Average Speed of Answer    The average speed of answer (ASA) for FDMS
                                     help desk calls will not exceed ___
                                     minutes. The average response time for CSI e-mail responses will not exceed ___.

Help Desk Call Length                The average length of an FDMS help desk
                                     call will not exceed ___ minutes.

Help Desk Abandon Rate               The abandon rate for FDMS help desk calls
                                     will not exceed __% __% of the time.

Rebate Posting                       FDMS will submit ___% of rebates related to
                                     valid Merchant Offers to settlement within ___ business days of receipt of the associated qualifying purchase in a
                                     Channel's merchant transaction file.